SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 2, 2005

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of Registrants as Specified in their Charters)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(States or Other Jurisdiction of Incorporation)	(Commission file Numbers)	(IRS Employer Identification Nos.)

Five Greenwich Office Park, Greenwich, CT	06830
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

1. Annual Incentive Compensation Plan Determinations for 2005

On March 2, 2005, the compensation committee of the board of directors made the following determinations relating to the United Rentals, Inc. Annual Incentive Compensation Plan:

A. The following executive officers of the company are eligible to earn bonuses under the plan during 2005: (i) Wayland Hicks, chief executive officer; (ii) John Milne, president and chief financial officer; (iii) Michael Kneeland, executive vice president—operations; and (iv) Joseph Ehrenreich, vice president and general counsel.

B. The payment of bonuses in respect of 2005 will be based on the company’s achievement of performance goals measured by the following business criteria: (i) EPS as Adjusted (as defined in the company’s Long-Term Incentive Plan); (ii) cash flow from operations and (iii) increase in rental rates.

C. The target and maximum bonus amounts for 2005 under the plan are as follows: (i) for Messrs. Hicks and Milne, the target is 100% of base salary and the maximum is 150% of base salary; (ii) for Mr. Kneeland, the target is 100% of base salary and the maximum is 125% of base salary; and (iii) for Mr. Ehrenreich, the target is 70% of base salary and the maximum is 90% of base salary.

2. Option Grants to Directors for 2005

On March 2, 2005, each director of our company (other than directors who are also executive officers of our company) was granted an option to purchase 3,000 shares of the company’s common stock at an exercise price of $19.76 per share, which was the closing price of the common stock on the New York Stock Exchange on the day before the grant. The form of option agreement is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

99.1	Form of directors option agreement of United Rentals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 3rd day of March, 2005.

UNITED RENTALS, INC.

By:	/s/ JOHN N. MILNE
Name:	John N. Milne
Title:	President and Chief Financial Officer

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ JOHN N. MILNE
Name:	John N. Milne
Title:	President and Chief Financial Officer